EXHIBIT 10.17

THE GOODYEAR TIRE & RUBBER COMPANY

CONTINUITY PLAN
FOR SALARIED EMPLOYEES

Amended and Restated Effective April 10, 2007
(As amended on October 7, 2008)

TABLE OF CONTENTS

Article 1. Introduction	1

1.01. History of the Plan	1
1.02. Effective Date	1

Article 2. Definitions and Construction	2

2.01. Definitions	2
2.02. Construction	7

Article 3. Severance Payment and Benefits	8

3.01. In General	8
3.02. Severance Following Hostile Change in Control	8
3.03. Severance Following Change in Control	10
3.04. Timing of Severance Payments	11
3.05. Parachute Payments	12
3.06. Severance Agreement and Release	14
3.07. Survival	14

Article 4. Plan Administration and Benefit Claims	15

4.01. In General	15
4.02. Claims for Benefits	16

Article 5. Plan Modification and Termination	17

5.01. In General	17
5.02. Compliance with Section 409A of the Code	17

Article 6. Miscellaneous	18

6.01. No Assignment	18
6.02. Notice Period	18
6.03. No Right to Employment	18
6.04. Severability	18
6.05. Death of Severed Employee	18
6.06. Headings	19
6.07. Unfunded Plan	19
6.08. Notices	19
6.09. Withholding	19
6.10. No Duplication	19
6.11. Compensation	19
6.12. Governing Law	20
6.13. ERISA	20

Form of Severance Agreement and Release	A-1

Goodyear Continuity Plan for Salaried Employees (2007)	Table of Contents

ARTICLE 1. INTRODUCTION
1.01.	History of the Plan
(a)	The Company currently sponsors two separate severance plans for its eligible salaried employees: (a) the Goodyear Severance Plan for Salaried Employees (the “Severance Plan”) and (b) the Supplemental Unemployment Compensation Benefits Plan for Salaried Employees (the “SUCB Plan”).

(b)	The Severance Plan was adopted in 1989 and provides benefits to salaried employees whose employment has been involuntarily terminated following a hostile change in control of the Company.

(c)	The SUCB Plan was originally adopted effective January 20, 1975, and has been amended and restated since that time; the most recent amendment and restatement was effective July 1, 2003. The SUCB Plan provides benefits for salaried employees whose employment has been involuntarily terminated under certain circumstances other than a hostile change in control of the Company.
1.02.	Effective Date
(a)	This amendment and restatement of the Severance Plan is effective as of April 10, 2007, and renamed the Goodyear Continuity Plan for Salaried Employees (the “Plan”). Any Eligible Employee whose employment terminates on or after the Effective Date shall be eligible for benefits, if any, from the Plan as amended and restated in this document and not from the Plan as it existed immediately before the Effective Date.

(b)	This document does not amend or restate the SUCB Plan, which remains subject to the terms of the separate plan document setting forth the terms of that plan.

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ARTICLE 2. DEFINITIONS AND CONSTRUCTION
2.01.	Definitions.
As used in the Plan, the following terms shall have the following meanings, unless a contrary meaning is clearly appropriate from the context—
(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

(b)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means (1) the continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties with the Employer (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness), (2) the engaging by the Eligible Employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise, (3) the Eligible Employee committing any felony or any crime involving fraud, breach of trust or misappropriation or (4) any breach or violation of any agreement relating to the Eligible Employee’s employment with the Employer where the Employer, in its discretion, determines that such breach or violation materially and adversely affects the Company.

(e)	A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(1)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 20% or more of (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(2)	the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board (the “Incumbent Board”): individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose

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appointment, election or nomination for election was previously so approved or recommended; or

(3)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation pursuant to which (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation will continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) no Person will become the Beneficial Owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof representing 20% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such merger or consolidation) and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation (or any parent thereof) resulting from such merger or consolidation; or

(4)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, (A) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of which (or of any parent of such entity) is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, (B) in which (or in any parent of such entity) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the outstanding shares of common stock resulting from such sale or disposition or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such sale or disposition) and (C) in which (or in any parent of such entity) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors.
(f)	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

(g)	“Company” means The Goodyear Tire & Rubber Company or any successors thereto.

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(h)	“Effective Date” means the date set forth in Section 1.02.

(i)	“Eligible Employee” means any employee who is a Tier 1, Tier 2, or Tier 3 Employee or who is designated by the Chief Human Resources Officer of the Employer as eligible to participate in the Plan.

(j)	“Employer” means the Company or any of its Affiliates that is an employer of an Eligible Employee.

(k)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

(l)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(m)	“Good Reason” means the occurrence without the affected Eligible Employee’s written consent, of any of the following:
(1)	the assignment to the Eligible Employee of duties that are materially inconsistent with the Eligible Employee’s position (including, without limitation, offices or titles), authority, duties or responsibilities immediately prior to a Potential Change in Control or in the absence thereof, a Change in Control or a Hostile Change in Control (other than pursuant to a transfer or promotion to a position of equal or enhanced responsibility or authority) or any other action by the Employer which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Eligible Employee, provided, however, that any such assignment or diminution that is primarily a result of the Employer no longer being a publicly traded entity or becoming a subsidiary or division of another entity shall not be deemed “Good Reason” for purposes of this Plan, except that an Eligible Employee shall have Good Reason if the Employer is no longer a publicly traded entity and, immediately before the Change in Control or Hostile Change in Control that caused the Employer no longer to be a publicly traded entity, substantially all of the Eligible Employee’s duties and responsibilities related to public investors or government agencies that regulate publicly traded entities;

(2)	change in the location of such Eligible Employee’s principal place of business by more than 50 miles when compared to the Eligible Employee’s principal place of business immediately before a Potential Change in Control, or in the absence thereof, a Change in Control or a Hostile Change in Control;

(3)	a material reduction in the Eligible Employee’s annual base salary or annual incentive opportunity from that in effect immediately before a Potential Change in Control, or in the absence thereof, a Change in Control or a Hostile Change in Control;

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(4)	a material increase in the amount of business travel required of the Eligible Employee when compared to the amount of business travel required immediately before a Potential Change in Control, or in the absence thereof, a Change in Control or a Hostile Change in Control; and

(5)	the failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.
(n)	“Hostile Change in Control” means a Change in Control that a majority of the Incumbent Board has not determined to be in the best interests of the Company and its shareholders.

(o)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of its Affiliates, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(p)	“Plan” means the Goodyear Continuity Plan for Salaried Employees, as set forth herein, as it may be amended from time to time.

(q)	“Plan Administrator” means the person or persons appointed from time to time by the Board which appointment may be revoked at any time by the Board. If no Plan Administrator has been appointed by the Board (or if the Plan Administrator has been removed by the Board and no new Plan Administrator has been appointed by the Board), the Compensation Committee of the Board shall be the Plan Administrator.

(r)	A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(1)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(2)	the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(3)	any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly

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from the Company) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(4)	the Board adopts a resolution to the effect that a Potential Change in Control has occurred.
(s)	“Severance” means:
(1)	from the date of a Potential Change in Control or in the absence thereof, a Change in Control or a Hostile Change in Control, until the second anniversary of the Change in Control or Hostile Change in Control, the termination of an Eligible Employee’s employment with the Employer (a) by the Employer, other than for Cause or pursuant to mandatory retirement policies of the Employer that existed prior to the Potential Change in Control or in the absence thereof, a Change in Control or Hostile Change in Control or (b) by the Eligible Employee for Good Reason; and

(2)	from the first day following the first anniversary of the Change in Control or a Hostile Change in Control until the 30th day following the first anniversary of such Change in Control or Hostile Change in Control, the termination of the employment with the Employer for any reason by an Eligible Employee who is employed in the position of Chief Executive Officer; Chief Financial Officer; Senior Vice President, General Counsel and Secretary, or Senior Vice President Human Resources.
An Eligible Employee will not be considered to have incurred a Severance if his or her employment is discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his or her duties with the Employer, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Employer.
An Eligible Employee who seeks to terminate employment for Good Reason must, within ninety days of the occurrence of the Good Reason, provide the Employer with thirty days advanced written notice of his or her intention to terminate employment for Good Reason and shall only be entitled to terminate employment for Good Reason if the Employer fails to cure the alleged Good Reason to the reasonable satisfaction of the Eligible Employee during such thirty-day period. The Eligible Employee must terminate employment no later than one hundred twenty days after the event or condition constituting Good Reason initially occurs or exists.
(t)	“Severance Agreement and Release” means the written separation agreement and release substantially in the form attached hereto as Appendix I, as may be amended from time to time.

(u)	“Severance Date” means the date on which an Eligible Employee incurs a Severance as specified in a prior written notice by the Company or the Eligible Employee, as the case may be, delivered to the other pursuant to Section 6.08.

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(v)	“Severance Payment” means the payment determined pursuant to Article 3.

(w)	“Severed Employee” is an Eligible Employee once he or she incurs a Severance.

(x)	“Tier 1 Employee” means any elected officer of the Employer, any employee who is eligible to participate in the Employer’s Executive Performance Plan (or any successor to such plan) and any other employee of the Employer designated as such by the Plan Administrator.

(y)	“Tier 2 Employee” means any employee of the Employer who is not a Tier 1 Employee and who is either eligible to participate in the Employer’s Performance Recognition Plan (or any successor to such plan) or otherwise designated as a Tier 2 Employee by the Plan Administrator.

(z)	“Tier 3 Employee” means any full-time salaried employee of the Employer who is (1) eligible to participate in The Goodyear Tire & Rubber Employee Savings Plan for Salaried Employees and (2) neither a Tier 1 Employee nor a Tier 2 Employee.
2.02.	Construction
As used in the Plan—
(a)	the use of the masculine gender shall include the feminine gender, and vice versa, and

(b)	the words “include” or “including” shall mean include or including “without limitation.”

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ARTICLE 3. SEVERANCE PAYMENT AND BENEFITS
3.01.	In General
An Eligible Employee who incurs a Severance shall be eligible for benefits under either Section 3.02 or Section 3.03, below. No Eligible Employee shall be entitled to receive benefits under both Section 3.02 and Section 3.03, below, for any one Severance. An Eligible Employee who terminates employment under circumstances that do not constitute a Severance shall not receive any benefits under the Plan.
3.02.	Severance Following Hostile Change in Control
The provisions of this Section 3.02 apply to any Eligible Employee who incurs a Severance following a Hostile Change in Control. Payment of all benefits under this Section 3.02 are subject to the Eligible Employee timely executing, returning, and not revoking the Severance Agreement and Release pursuant to 3.06.
(a)	Severance Payment

Each Eligible Employee who incurs a Severance following a Hostile Change in Control shall be entitled to receive a Severance Payment equal to twice the sum of (1) such Eligible Employee’s annual base salary as in effect immediately prior to such Severance, (2) the target annual cash incentive opportunity for the year in which a Severance occurs, or, if higher, in the year a Hostile Change in Control occurs, and (3) if the Eligible Employee is a Tier 1 Employee, the target long-term cash incentive opportunity under the Employer’s Executive Performance Plan (or any successor to such plan) for all performance periods outstanding at the time the Severance occurs. For purposes of clause (1) above, annual base salary shall be determined immediately prior to the Severance without regard to any reductions therein that constitute Good Reason.

(b)	Retirement Benefits

Each Eligible Employee who is a Tier 1 Employee, who incurs a Severance following a Hostile Change in Control, and who is a participant in the Goodyear Supplementary Pension Plan shall be credited with two additional years of Continuous Service (as defined in the Supplementary Pension Plan) for all purposes under such plan.

(c)	Health and Welfare Benefits

Each Eligible Employee who is a Tier 1 Employee or a Tier 2 Employee and who incurs a Severance following a Hostile Change in Control shall, as of the Severance Date, be entitled to receive continued medical, dental, vision, and life insurance coverage (excluding accident, death, and disability insurance) for the Eligible Employee and the Eligible Employee’s eligible dependents or, to the extent such coverage is not commercially available, such other arrangements reasonably acceptable to the Eligible Employee, on the same basis as in effect prior to the Hostile Change in Control, the Potential Hostile Change in Control, or the Executive’s Termination, whichever is deemed to provide for more substantial benefits, for a period ending on the earlier of (1) two years or (2) the

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commencement of comparable coverage by the Eligible Employee with a subsequent employer.

The continued benefits described in this Section 3.02(c) that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A of the Code set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid within 30 days following the Eligible Employee’s written request for reimbursement; provided that the Eligible Employee provides written notice no later than 60 days prior to the last day of the calendar year following the calendar year in which the expense was incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)	Outplacement

Each Eligible Employee who is a Tier 1 Employee or a Tier 2 Employee and who incurs a Severance following a Hostile Change in Control shall, as of the Severance Date, be entitled to outplacement services to be provided by a professional outplacement provider selected by the Eligible Employee; provided, however, that (i) the cost of such outplacement services shall not exceed twenty five thousand dollars ($25,000), and (ii) in no event shall the outplacement services be provided beyond the end of the second calendar year after the calendar year in which the Severance occurs.

(e)	Legal Fees

Each Eligible Employee who is a Tier 1 Employee and who incurs a Severance following a Hostile Change in Control shall, as of the Severance Date, be entitled to be paid or reimbursed (within 30 days following the Employer’s receipt of an invoice from the Eligible Employee) for reasonable legal fees (including without limitation, any and all court costs and reasonable attorneys’ fees and expenses) incurred by the Eligible Employee at any time from the Effective Date through the Eligible Employee’s remaining lifetime or, if longer, through the 20th anniversary of the Effective Date, in connection with or as a result of any claim, action or proceeding brought by the Company, any other Employer or the Eligible Employee with respect to or arising out of this Plan; provided, however, that the Company shall have no obligation to pay any such legal fees, if (1) in the case of an action brought by the Eligible Employee, the Company or any other Employer is successful in establishing with the court that the Eligible Employee’s action was frivolous or otherwise without any reasonable legal or factual basis; or (2) in connection with any such claim, action or proceeding arising out of Section 3.06. In order to comply with Section 409A of the Code, in no event shall the payments by the Employer under this Section be made later than the end of the calendar

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year next following the calendar year in which such fees and expenses were incurred, provided, that the Eligible Employee shall have submitted an invoice for such fees and expenses at least 60 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Employer is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Employer is obligated to pay in any other calendar year, and the Eligible Employee’s right to have the Employer pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
3.03.	Severance Following Change in Control
The provisions of this Section 3.03 apply to any Eligible Employee who incurs a Severance following a Change in Control or a Potential Change in Control. Except as provided in Section 3.03(c), payment of all benefits under this Section 3.03 are subject to the Eligible Employee timely executing, returning, and not revoking the Severance Agreement and Release pursuant to Section 3.06.
(a)	Tier 1 Employees

Each Eligible Employee who is a Tier 1 Employee and who incurs a Severance following a Change in Control or a Potential Change in Control shall be entitled to receive the same benefits as would be provided pursuant to Section 3.02 had such Severance occurred following a Hostile Change in Control.

(b)	Tier 2 Employees
(1)	Severance Payment

Each Eligible Employee who is a Tier 2 Employee and who incurs a Severance following a Change in Control or a Potential Change in Control shall be entitled to receive a Severance Payment equal to the sum of (A) such Eligible Employee’s annual base salary as in effect immediately prior to such Severance and (B) the target annual cash incentive opportunity for the year in which a Severance occurs, or, if higher, in the year a Potential Change in Control or in the absence thereof, a Change in Control occurs. For purposes of clause (A) above, annual base salary shall be determined immediately prior to the Severance without regard to any reductions therein that constitute Good Reason.

(2)	Other Benefits

Each Eligible Employee who is a Tier 2 Employee and who incurs a Severance following a Change in Control or a Potential Change in Control shall be entitled to receive the same benefits as would be provided pursuant to Sections 3.02(c) and (d) had such Severance occurred following a Hostile Change in Control, except that the continued health and welfare benefits provided pursuant to Section 3.02(c) shall be provided for a maximum period of one year following the Severance rather than for two years.

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(c)	Tier 3 Employees

Each Eligible Employee who is a Tier 3 Employee and who incurs a Severance following a Change in Control or a Potential Change in Control shall not be entitled to receive any severance benefits under the Plan.
3.04.	Timing of Severance Payments
(a)	In General

The Severance Payment shall be paid to a Severed Employee in a cash lump sum on the 20th day following the later of (a) the Severance Date, (b) the date on which the Company receives an executed Severance Agreement and Release from such Severed Employee (which Severance Agreement and Release must be received by the Company no later than 45 days after the Severance Date) and (c) the date of expiration of any revocation period applicable to such Severed Employee’s Severance Agreement and Release, or such later date as required by Section 3.04(b).

(b)	Application of Section 409A of the Code
(1)	The Plan is intended to avoid the adverse tax consequences of Section 409A of the Code. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A of the Code, to the maximum extent possible. If neither of these exceptions applies, then notwithstanding any provision in this Plan to the contrary, this Section 3.04(b) applies, and to the extent that it conflicts with any other provision of the Plan, it supersedes such conflicting provisions. If Section 409A of the Code does not apply to any compensation or other benefits payable under this Agreement, this Section 3.04(b) shall have no effect.

(2)	If the Eligible Employee is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, with December 31 being the specified employee identification date and the following January 1 being the specified employee effective date) of the Company, all amounts payable under the Plan that are subject to Section 409A of the Code and that were otherwise payable upon a termination of employment during the six-month period immediately following the separation from service shall be paid (together with interest on any cash amounts at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Severance Date) in a lump-sum on the date that is six months following the Eligible Employee’s “separation from service” (within the meaning of Section 409A of the Code), or on the date of the Eligible Employee’s death, if earlier.

(3)	For purposes of this Plan, the phrase “termination of employment” or words or phrases to that effect shall mean a “separation from service”

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within the meaning of Section 409A of the Code, provided that a separation from service will occur only if after the date of termination the Eligible Employee is not reasonably anticipated to provide a level of bona fide services to the Employer that exceeds 25% of the average level of bona fide services provided by the Eligible Employee in the immediately preceding 36 months (or, if less, the full period of service to the Employer).
3.05.	Parachute Payments
(a)	Tier 1 Employees
(1)	If any payment or benefit received or to be received by a Tier 1 Employee from the Company pursuant to the terms of the Plan or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by section 4999 of the Code, the Company shall pay the Tier 1 Employee, at the time specified below, an additional amount (the “Gross-Up Payment”) such that the net amount that the Eligible Employee retains, after deduction of the Excise Tax on the Payments and any federal, state, and local income or employment tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by the Eligible Employee with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code) in such calculation) of the Payments at the time such Payments are to be made.

(2)	For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such excise tax,
(A)	The total amount of the Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the excise tax, except to the extent that, in the written opinion of independent counsel selected by the Company and reasonably acceptable to the Eligible Employee (“Independent Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

(B)	The amount of the Payments that shall be subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of “excess parachute payments “ within the meaning of section 280G(b)(1) of the Code (after applying clause (A), above); and

(C)	The value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of section 280G(d)(3) and (4) of the Code.

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(3)	Except as otherwise provided herein, the Gross-Up Payments provided for in this Section 3.05(a) shall be made upon the earlier of (A) the payment to the Eligible Employee of any Payment or (B) the imposition upon the Eligible Employee, or any payment by the Eligible Employee, of any Excise Tax.

(4)	If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of a nationally recognized accounting firm that the Excise Tax is less than the amount previously taken into account hereunder, the Eligible Employee shall repay the Company, within 30 days of his or her receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by the Eligible Employee if such repayment results in a reduction in Excise Tax or a federal, state, and local income tax deduction) plus any interest received by the Eligible Employee on the amount of such repayment, provided that if any such amount has been paid by the Eligible Employee as an Excise Tax or other tax, the Eligible Employee shall cooperate with the Company in seeking a refund of any tax overpayments, and the Eligible Employee shall not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to the Eligible Employee.

(5)	If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of a nationally recognized accounting firm that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.

(6)	All fees and expenses of the nationally recognized accounting firm incurred in connection with this Section 3.05(a) shall be borne by the Company.

(7)	Notwithstanding any other provision of this Section, the Employer may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Eligible Employee, all or any portion of any Gross-Up Payment, and the Eligible Employee hereby consents to such withholding. Moreover, in order to comply with Section 409A of the Code, any Gross-Up Payment or other payment or reimbursement made to the Eligible Employee pursuant to this Section will be paid or reimbursed on the earlier of (i) the date specified for payment under this Section, subject to Section 3.04, or (ii) December 31st of the year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, the end of the calendar year following the year in which the audit is

Goodyear Continuity Plan for Salaried Employees (2007)	Page 13

completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Section 409A of the Code.
(b)	Tier 2 Employees and Tier 3 Employees

If any payment or benefit received or to be received by a Tier 2 Employee or a Tier 3 Employee from the Company pursuant to the terms of the Plan or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by section 4999 of the Code, the Eligible Employee’s benefit under the Plan shall be reduced to an amount equal to 2.99 times the Eligible Employee’s “base amount” (within the meaning of section 280G of the Code) minus the value of all other payments that would be deemed to be “parachute payments” within the meaning of section 280G of the Code; provided, however, that (i) the reduction of the amounts payable hereunder, if applicable, shall be made by reducing the cash severance only, and (ii) the reduction provided by this Section 3.05(b) shall not be made if it would result in a smaller aggregate after-tax payment to the Eligible Employee (taking into account all applicable federal, state and local taxes including the excise tax under section 4999 of the Code).
3.06.	Severance Agreement and Release
No Severed Employee shall be eligible to receive a Severance Payment or other benefits under the Plan unless he or she first timely executes, returns to the Company, and does not revoke the Severance Agreement and Release, substantially in the form attached in Appendix I to the Plan.
3.07.	Survival
The provisions of the Severance Agreement and Release and, following an Eligible Employee’s Severance, the provisions of Section 3.05 shall survive the termination or modification of the Plan and the Eligible Employee’s termination of employment with the Employer.

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ARTICLE 4. PLAN ADMINISTRATION AND BENEFIT CLAIMS
4.01.	In General
(a)	The Plan Administrator shall administer the Plan and shall have the full, discretionary authority to—
(1)	construe and interpret the Plan,

(2)	prescribe, amend and rescind rules and regulations necessary or desirable for the proper and effective administration of the Plan,

(3)	prescribe, amend, modify and waive the various forms and documents to be used in connection with the operation of the Plan and also the times for giving any notice required by the Plan,

(4)	settle and determine any controversies and disputes as to rights and benefits under the Plan,

(5)	decide any questions of fact arising under the Plan, and

(6)	make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.
(b)	The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

(c)	The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

(d)	The Plan Administrator shall promptly provide the Severance Agreement and Release to an Eligible Employee who becomes eligible for a payment under Article 3 and shall require an executed Severance Agreement and Release to be returned to the Plan Administrator within no more than forty-five (45) days (or such shorter time period as the Plan Administrator may impose, subject to compliance with applicable law) from the date the Eligible Employee receives the Severance Agreement and Release. Any deadline established by the Plan Administrator shall ensure that the payment of any benefit under Article 3 is made no more than two and one-half months after the end of the calendar year in which the Severance occurs.

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4.02.	Claims for Benefits
(a)	Filing a Claim

An Eligible Employee who wishes to file a claim for benefits under the Plan shall file his or her claim in writing with the Plan Administrator.

(b)	Review of a Claim

The Plan Administrator shall, within 90 days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 days after such receipt), send a written notification to the Eligible Employee as to its disposition. If the claim is wholly or partially denied, such written notification shall (1) state the specific reason or reasons for the denial, (2) make specific reference to pertinent Plan provisions on which the denial is based, (3) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (4) set forth the procedure by which the Eligible Employee may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under section 502(a) of ERISA following an adverse determination on appeal.

(c)	Appeal of a Denied Claim

If an Eligible Employee wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such Eligible Employee (or his or her duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. An Eligible Employee who fails to file an appeal within the 60-day period set forth in this Section 4.02(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d)	Review of a Claim on Appeal

Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt), the Plan Administrator shall notify the Eligible Employee of the final decision. The final decision shall be in writing and shall include (1) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (2) specific references to the pertinent Plan provisions on which the decision is based, (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (4) a statement describing the claimant’s right to bring an action under section 502(a) of ERISA.

Goodyear Continuity Plan for Salaried Employees (2007)	Page 16

ARTICLE 5. PLAN MODIFICATION AND TERMINATION
5.01.	In General
The Plan may be amended or terminated by the Board at any time; provided, however, that, except as provided in Section 5.02, below, any termination of the Plan or modification of the Plan in any material manner adverse to the interests of any Eligible Employee (including, without limitation, any adverse changes to a person’s status as an Eligible Employee) without such Eligible Employee’s written consent shall be void and of no force and effect with respect to any Eligible Employee who does not provide such written consent if such action is taken during any of the following periods and is not required by law:
(a)	within one year preceding a Potential Change in Control (in the case of any action (other than in connection with a termination of employment) pursuant to which an individual ceases to be designated as an Eligible Employee or is designated in a lower tier of Eligible Employee) or within 90 days preceding a Potential Change in Control (in the case of termination of the Plan or any other amendment which is adverse in any material respect to the interests of any Eligible Employee),

(b)	during the pendency of or within 90 days following the cessation of a Potential Change in Control,

(c)	within two years following a Change in Control or a Hostile Change in Control, or

(d)	with respect to a Tier 1 Employee, within three years following the Effective Date, provided, however, that, following the expiration of such three year period, the Plan may not be amended or terminated retroactively and shall only be amended or terminated as of any annual anniversary of the Effective Date.
This Plan shall terminate automatically two years and one day after a Change in Control or, if later, when all benefits payable under the Plan are paid. No Plan termination shall, without such Eligible Employee’s written consent, adversely affect any material rights of any Eligible Employee which accrued under this Plan prior to such termination.
5.02.	Compliance with Section 409A of the Code

Notwithstanding Section 5.01, above, the Plan shall, to the extent possible, be administered to prevent the adverse tax consequences described in section 409A(a)(1) of the Code from applying to any payment made under the Plan, and any provision of the Plan that does not further this purpose shall be severed from the Plan and of no force and effect unless the General Counsel and Chief Human Resources Officer of the Company, in their discretion, determine that the provision shall apply.

Goodyear Continuity Plan for Salaried Employees (2007)	Page 17

ARTICLE 6. MISCELLANEOUS
6.01.	No Assignment

Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
6.02.	Notice Period

If an Employer is obligated by law, contract, policy or otherwise to pay severance, a termination indemnity, notice pay, or the like, or if an Employer is obligated by law to provide advance notice of separation (“Notice Period”), then any Severance Payment hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

6.03.	No Right to Employment

Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.04.	Severability

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.05.	Death of Severed Employee

This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, each Eligible Employee, present and future, and any successor to the Employer. If a Severed Employee shall die while any amount would still be payable to such Severed Employee under the Plan if the Severed Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee’s estate.

Goodyear Continuity Plan for Salaried Employees (2007)	Page 18

6.06.	Headings

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.07.	Unfunded Plan

The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer that may be applied by the Employer to the payment of benefits or other rights under this Plan.

6.08.	Notices

Any notice or other communication required or permitted pursuant to the terms of the Plan shall be in writing and shall be given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at his, her or its last known address.

6.09.	Withholding

An Employer shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any federal, state or local withholding or other taxes or charges which it from time to time reasonably believes it is required to withhold.

6.10.	No Duplication

Notwithstanding the foregoing, any benefits received by an Eligible Employee pursuant to this Plan shall be in lieu of any severance benefits to which the Eligible Employee would otherwise be entitled under any general severance policy or other severance plan maintained by the Employer for its personnel, including the SUCB Plan, an employment agreement, collective bargaining agreement, works council agreement or any non-U.S. law under which an Eligible Employee is entitled to severance benefits (other than a stock option, restricted stock, performance share, performance unit, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Eligible Employee’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment), unless otherwise specifically provided therein in a specific reference to this Plan.

6.11.	Compensation

Except to the extent explicitly provided in this Plan, any awards made under any Employer compensation or benefit plan or program shall be governed by the terms of that plan or program and any applicable award agreement thereunder as in effect from time to time. The amounts paid or provided under the Plan shall not be treated as compensation for purposes of determining any benefits payable under any Employer retirement, life insurance, or other employee benefit plan.

Goodyear Continuity Plan for Salaried Employees (2007)	Page 19

6.12.	Governing Law

This Plan shall be construed and enforced according to the laws of the State of Ohio (not including any Ohio law that would require the substantive law of another jurisdiction to apply), to the extent not preempted by federal law, which shall otherwise control.

6.13.	ERISA

Because the Plan is not intended to provide retirement income or result in the systematic deferral of income to termination of employment, the Plan is intended to be an “employee welfare benefit plan” within the meaning of section 3(1) of the ERISA, and not an “employee pension benefit plan” within the meaning of section 3(2) of ERISA. However, to the extent that the Plan (without regard to this Section 6.13) is determined to be an “employee pension benefit plan” because (a) with respect to certain participants the Plan provides for payments in excess of the amount specified in 29 C.F.R. Section 2510.3-2(b) (the “Severance Pay Regulation”) and (b) the facts and circumstances indicate the Plan (without regard to this Section 6.13) is not otherwise an “employee welfare benefit plan,” then the following provisions shall apply: The Plan shall be treated as two plans, one of which provides the benefits required by Article 3 not in excess of the safe harbor described in the Severance Pay Regulation and the other of which provides for all other payments and benefits required by Article 3 pursuant to a plan maintained “primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” as described in section 201(2) of ERISA.

Goodyear Continuity Plan for Salaried Employees (2007)	Page 20

APPENDIX I
FORM OF
SEVERANCE AGREEMENT AND RELEASE
     This SEVERANCE AGREEMENT AND RELEASE (this “Agreement”) is made as of [___], 200[_] (the “Effective Date”), by and between The Goodyear Tire & Rubber Company, with its principal place of business at 1144 East Market Street Akron, Ohio 44316-0001 (which together with its affiliates and subsidiaries, if any, will hereinafter collectively be called “Employer”) and [___], an individual residing at [___] (“Employee”).
     WHEREAS, The Goodyear Continuity Plan for Salaried Employees (as such plan may be amended from time to time, the “Plan”) sets forth certain rights, benefits and obligations of the parties arising out of Employee’s employment by Employer and the severance of such employment; and
     WHEREAS, Employee recognizes that this Agreement will automatically be revoked and Employee shall forfeit any benefit to which he may be entitled under the Plan unless Employee submits an executed copy of this Agreement to the Employer on or before [___].
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:
     1. Termination of Employment Relationship. The relationship between Employee and Employer shall terminate as of ___ (the “Separation Date”).
     2. Employee Severance. In consideration of Employee’s undertakings set forth in this Agreement, Employer will pay Employee $[___] in accordance with the terms of the Plan, plus such other benefits as are provided under the terms of the Plan. Such payment and benefits will be less all applicable deductions (including, without limitation, any federal, state or local tax withholdings). Such payment and benefits are contingent upon the execution of this Agreement by Employee and Employee’s compliance with all terms and conditions of this Agreement and the Plan. Employee agrees that if this Agreement does not become effective, Employer shall not be required to make any further payments or provide any further benefits to Employee pursuant to this Agreement or the Plan and shall be entitled to recover all payments and be reimbursed for all benefits already made or provided by it (including interest thereon).
     3. Release of Employer. In consideration of the obligations of Employer described in Paragraph 2 above, Employee hereby completely releases and forever discharges Employer, its related corporations, divisions and entities, and its and each of their officers, directors, employees and agents (collectively referred to as the “Releasees”) from all claims, rights, demands, actions, liabilities and causes of action of any kind whatsoever, known and unknown, which Employee may have or have ever had against the Releasees (“claims”) including without limitation all claims arising from or connected with Employee’s employment by the Employer, whether based in tort or contract (express or implied) or on federal, state or local law or regulation. Employee has been advised that Employee’s release does not apply to any rights or claims that may arise after the Effective Date. This Agreement shall not affect Employee’s rights

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under the Older Workers Benefit Protection Act to have a judicial determination of the validity of the release contained herein.
     4. Acknowledgment. Employee understands and agrees that this is a final release and that Employee is waiving all rights now or in the future to pursue any remedies available under any employment related cause of action against the Releasees, including without limitation claims of wrongful discharge, emotional distress, defamation, harassment, discrimination, retaliation, breach of contract or covenant of good faith and fair dealing, claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment.1
     5. Covenant Not to Sue. Employee represents that Employee has not filed or commenced any proceeding against the Releasees and agrees that at no time in the future will Employee file or maintain any charge, claim or action of any kind, nature and character whatsoever against the Releasees, or cause or knowingly permit any such charge, claim or action to be filed or maintained, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the matters covered by Paragraph 3 above, except as to the ADEA. If Employee initiates any lawsuit or other legal proceeding in contravention of this covenant not to sue, except as to ADEA claims, Employee shall be required to immediately repay to Employer the full consideration paid to Employee pursuant to Paragraph 2 above, regardless of the outcome of Employee’s legal action.
     6. Nondisclosure of Agreement. Employee will maintain the fact and terms of this Agreement and any payments made by Employer in strict confidence and will not disclose the same to any other person or entity (except Employee’s legal counsel, spouse and accountant) without the prior written consent of Employer. The parties agree that this confidentiality provision is a material term of this Agreement. A violation of the promise of nondisclosure shall be a material breach of this Agreement. It is acknowledged that in the event of such a violation, it will be impracticable or extremely difficult to calculate the actual damages and, therefore, the parties agree that upon a breach, in addition to whatever rights and remedies Employer may have at law and in equity, Employee will pay to Employer as liquidated damages, and not as a penalty, the sum of Five Hundred Dollars ($500.00) for each such breach and each repetition thereof.
     7. Return of Property; Confidentiality; Inventions.
          (a) Employee represents that Employee does not have in Employee’s possession any records, documents, specifications, or any confidential material or any equipment or other property of Employer.
          (b) Employee understands and acknowledges that all Proprietary Information (as defined below) is the sole property of Employer and its assigns. Employee hereby assigns to Employer any rights Employee may have in all Proprietary Information. At all times, Employee shall keep in confidence and trust all Proprietary Information, and Employee will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of Employer. Employee represents that Employee has delivered to Employer all materials,

[1]	Additional provisions may apply to California-based employees.

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documents and data of any nature containing or pertaining to any Proprietary Information and has not taken and will not take with Employee any such materials, documents or data or any reproduction thereof. “Proprietary Information” means any information of a confidential or secret nature that may have been learned or developed by Employee during the period of Employee’s employment by Employer and which (i) relates to the business of Employer or to the business of any customer or supplier of Employer, or (ii) has been created, discovered or developed by, or has otherwise become known to Employer and has commercial value in the business in which Employer is engaged. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, computer programs, data, know-how, inventions, improvements, techniques, marketing plans, product plans, strategies, forecasts, personnel information and customer lists.
          (c) Employee represents that Employee has disclosed or will disclose in confidence to Employer, or any persons designated by it, all Inventions (as defined below) that have been made or conceived or first reduced to practice by Employee during Employee’s employment with Employer (or thereafter if Invention uses Proprietary Information of Employer). All such Inventions are the sole and exclusive property of Employer and its assigns, and Employer and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. Employee agrees to assist Employer in every proper way (but at Employer’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, Employee has executed or will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefore and enforcing same, as Employer may desire, together with any assignments thereof to Employer or to persons designated by Employer. Employer shall compensate Employee at a reasonable rate for any time after the Separation Date actually spent by Employee at Employer’s request on such assistance. "Inventions” means all inventions, improvements, original works or authorship, formulas, processes, computer programs, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or first reduced to practice or learned by Employee, whether or not in the course of Employee’s employment.
     8. Non-Disparagement. Without limiting the foregoing, Employee agrees that Employee will not make statements or representations to any other person, entity or firm which may cast Employer, or its directors, officers, agents or employees, in an unfavorable light, which are offensive, or which could adversely affect Employer’s name or reputation or the name or reputation of any director, officer, agent or employee of Employer. The parties agree that the provisions of this Paragraph 8 are material terms of this Agreement.
     9. Cooperation with Employer. Employee agrees that Employee will cooperate with Employer, its agents, and its attorneys with respect to any matters in which Employee was involved during Employee’s employment with Employer or about which Employee has information, will provide upon request from Employer all such information or information about any such matter, and will be available to assist with any litigation or potential litigation relating to Employee’s actions as an employee of Employer.

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     [10. Non-Solicitation. Until the [___]2 anniversary of the Separation Date, Employee agrees not to recruit, solicit or induce, or attempt to induce, any employee or employees of Employer to terminate their employment with, or otherwise cease their relationship with, Employer.]
     [11. Non-Competition. For the period beginning on Employee’s Separation Date and ending on the [___]3 anniversary of Employee’s Separation Date, Employee shall not, without the prior written consent of Employer: (a) personally engage in Competitive Activities (as defined below) in the Region (as defined below) or (b) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities in the Region, or any company or person affiliated with such person or entity engaged in Competitive Activities in the Region; provided that Employee’s purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute “ownership” or “participation in ownership” for purposes of this Paragraph 11 so long as Employee’s equity interest in any such company is less than five percent. “Competitive Activities” means business activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, pursuant to an existing business plan, will be sold) to customers of Employer, and (2) for which Employee had the responsibility to plan, develop, manage, market, or oversee within the most recent 24 months of Employee’s employment with Employer. The “Region” means anywhere in the world that the Employer engages in the manufacture, distribution or sale of any of the Employer’s products.]
     12. No Assignment By Employee. This Agreement, and any of the rights hereunder, may not be assigned or otherwise transferred, in whole or in part by Employee.
     13. Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration. Any arbitration shall be conducted in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties. All arbitrator’s fees and related expenses shall be divided equally between the parties. Further, each party shall bear its own attorney’s fees and costs incurred in connection with the arbitration.
     14. Equitable Relief. Each party acknowledges and agrees that a breach of any term or condition of this Agreement may cause the non-breaching party irreparable harm for which its remedies at law may be inadequate. Each party hereby agrees that the non-breaching party will be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive relief to prevent the breach or threatened breach of the other party’s obligations hereunder. Notwithstanding Paragraph 14, above, the parties may seek injunctive relief through the civil court rather than through private arbitration if necessary to prevent irreparable harm.

[2]	The period shall be 2 years for Tier 1 Employees in all cases; 2 years for Tier 2 Employees for a termination following a hostile change in control, and 1 year for Tier 2 Employees in all other cases. This provision is not applicable to Tier 3 Employees.

[3]	The period shall be 2 years for Tier 1 Employees in all cases; 2 years for Tier 2 Employees for a termination following a hostile change in control, and 1 year for Tier 2 Employees in all other cases. This provision is not applicable to Tier 3 Employees.

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     15. No Admission. The execution of this Agreement and the performance of its terms shall in no way be construed as an admission of guilt or liability by either Employee or Employer. Both parties expressly disclaim any liability for claims by the other.
     16. Consultation With Counsel and Time to Consider. Employee has been advised to consult an attorney before signing this Agreement. Employee acknowledges that Employee has been given the opportunity to consult counsel of Employee’s choice before signing this Agreement, and that Employee is fully aware of the contents and legal effect of this Agreement. Employee acknowledges that Employer has provided Employee with a list of the job titles and ages of all employees being terminated on the Separation Date as well as the ages of the employees with the same titles who are not being terminated (“OWBPA Information”). Employee has been given [21/45] days from receipt of the OWBPA Information to consider this Agreement.
     17. Right to Revoke.
          (a) Employee and Employer have seven days from the date Employee signs this Agreement to revoke it in a writing delivered to the other Party. After that seven-day period has elapsed, this Agreement is final and binding on both Parties.
          (b) Employee acknowledges and understands that if Employee fails to provide the Employer with an executed copy of this Agreement by the date indicated in paragraph C on the first page of this Agreement, Employer’s offer to enter into this Agreement and/or its execution of this Agreement is automatically revoked and Employee shall forfeit all rights under the Plan.
     18. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Employer and Employee consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving Employer’s goodwill and proprietary rights, if any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. It is expressly understood and agreed that although Employer and Employee consider the restrictions contained in Paragraph 12 to be reasonable, if a final determination is made by a court of competent jurisdiction that the duration or region or any other restriction contained in such paragraph is unenforceable against you, such paragraph shall be deemed amended to apply as to such maximum duration and region and to such maximum extent as such court may judicially determine or indicate to be enforceable.
     19. Deadline for Execution. In accordance with Paragraph 16 above, this Agreement will be void if not executed by Employee and received by Employer on or before [___].
     20. Entire Agreement. This Agreement together with the Plan represents the complete understanding of Employee and Employer with respect to the subject matter herein.
     21. Notices. Notices or other communications given pursuant to this Agreement shall be given in accordance with the Plan.

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     22. Governing Law. This Agreement will be construed and enforced in accordance with the laws of [Ohio].
     23. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.
     BY SIGNING THIS AGREEMENT, YOU STATE THAT:
          YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;
          YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING, WITHOUT LIMITATION, THOSE ARISING UNDER THE ADEA;
          YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;
          YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT;
          YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND
          THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS AS OF ITS EFFECTIVE DATE, AND NO CLAIMS ARISING AFTER ITS EFFECTIVE DATE ARE WAIVED OR RELEASED IN THIS AGREEMENT.

THE GOODYEAR TIRE & RUBBER COMPANY		[EMPLOYEE NAME]

By:		Signature:
Name: [ ]
Title:

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